Exhibit 10.31

AMENDMENT NO. 2 to LICENSE AGREEMENT

This Amendment No. 2 to the License Agreement  is effective as of this 12th day of May 2013 (the "Effective Date") by and between Next Fuel, Inc., a Nevada corporation ("LICENSOR") and Future Fuel Limited, a British Virgin Island limited liability company ("LICENSEE"). LICENSOR and LICENSEE are jointly referred to in this Agreement as the "Parties".

LICENSOR and LICENSEE entered into a License Agreement effective March 31, 2012, which was amended by Amendment No 1 effective April 1, 2012 (such license agreement as amended to date is hereinafter referred to as the Agreement.

LICENSOR AND LICENSEE desire to amend the Agreement further.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Parties hereby agree as follows:

1	Section 2.1 of the Agreement, Section (2) of Schedule 2 to the Agreement and Sections (1), (2) and (3) of Amendment No. 1 are hereby amended to read in their entirety as follows:

Exclusivity.  Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE, and LICENSEE hereby accepts from LICENSOR, for the Term of this Agreement an exclusive (subject to the exceptions described below) right and license, (not including any right to sublicense or transfer except as described below) to the Licensed Intellectual Property in Licensed Territory.  Except for licenses for which LICENSOR must make payments to LICENSEE as described below, LICENSOR hereby agrees that no any similar or competitive license will be granted to any other third party in Licensed Territory.

Sublicense. Except to (i) LICENSEE's affiliate and (ii) LICENSEE's Development Partners, LICENSEE shall not have any right to grant any sublicense, of the rights granted herein in the Licensed Territory approved by LICENSOR, which approval shall not unreasonably be withheld.

Most Favored Nations Provision

Notwithstanding the foregoing this Agreement does not exclude LICENSOR from business communications and project negotiations with any third party, pursuant to this Agreement.

Effective Date and Terms:

(A)	Entire Agreement Extension and Termination

(a)
The Agreement shall remain in effect until terminated by either LICENSOR or LICENSEE at any time for any reason or no reason, except that neither LICENSOR nor LICENSEE shall have the right to terminate the Agreement except pursuant to Article V of the Agreement before December 31, 2013 (the "Target Date").

(b)
If on or prior to the Target Date the Parties agree (the "Determination Date") that any project site has begun generating Commercial Volumes of natural gas (the "Extension Determination"), then neither the LICENSEE nor the LICENSOR can terminate the Agreement except pursuant to Article V of the Agreement until the end of the First Commercial Year.  If on or prior to the Target Date the Parties do not agree to the Extension Determination, then either the LICENSEE or the LICENSOR can terminate the Agreement at any time for any reason or no reason.

(c)	Commercial volumes shall mean a minimum of 2 million cubic meters gas production unit per year.

(d)
The First Commercial Year of this Agreement shall be the period that begins on the Determination Date and that ends at the end of the calendar quarter in which the first anniversary of the Determination Date occurs.  (For clarity, if the Determination Date is August 10, 2013, the First Commercial Year would begin on August 10, 2013 and ends on September 30, 2014).  Each Commercial Year thereafter shall begin on the day following the end of the preceding Commercial Year and shall end on the anniversary of the end of the preceding Commercial Year.

(e)
If either LICENSEE or LICENSOR terminates this Agreement in whole or with respect to either the PRC or RM as provided below, such termination shall become effective immediately upon notice of termination, but (i) such termination by LICENSOR will not affect the license for GGUs in existence on the termination date as long as LICENSEE continues payments and otherwise complies with this Agreement and (ii) such termination by LICENSEE shall not affect the obligation of LICENSEE to make payments related to such existing GGUs in accordance with the payment provisions of the Agreement.

(B)	People's Republic of China (PRC) Extension and Termination After First Commercial Year

(a)
If during any Commercial Year, LICENSEE achieves the PRC Commercial Year Milestone for that Commercial Year, then until the end of the next Commercial Year neither LICENSEE nor LICENSOR shall have the right to terminate this Agreement with respect to PRC except pursuant to Article V of the Agreement.

(b)
LICENSOR shall have the right to terminate this Agreement with respect to the PRC for any reason or no reason at any time after the end of any Commercial Year for which LICENSEE does not achieve the PRC Commercial Year Milestone.

(c)
The "PRC Commercial Year Milestone" for any Commercial Year means that during that Commercial Year LICENSEE uses the Licensed Technology in at least fifty (50) new Gas Generating Units located in the PRC in which the Licensed Technology was not in use at the beginning of that Commercial Year.

(d)
Notwithstanding the foregoing, if on a cumulative basis over the life of the Agreement LICENSEE uses the Licensed Technology for more than one thousand (1000) Gas Generating Units in the PRC, the Agreement will become perpetual for the PRC, if LICENSEE does not otherwise breach the Agreement in which case the Agreement may be terminated in accordance with Article V of the Agreement.

(C)	Republic of Mongolia (RM) Extension and Termination

(a)
If during any Commercial Year, LICENSEE achieves the RM Commercial Year Milestone for that Commercial Year, then until the end of the next Commercial Year neither LICENSEE nor LICENSOR shall have the right to terminate this Agreement with respect to RM except pursuant to Article V of the Agreement.

(b)
LICENSOR shall have the right to terminate this Agreement with respect to the RM for any reason or no reason at any time after the end of any Commercial Year for which LICENSEE does not achieve the RM Commercial Year Milestone.

(c)
The "PRC Commercial Year Milestone" for any Commercial Year means that during that Commercial Year LICENSEE uses the Licensed Technology in at least twenty-five (25) new Gas Generating Units located in the PRC in which the Licensed Technology was not in use at the beginning of that Commercial Year.

(d)
Notwithstanding the foregoing, if on a cumulative basis over the life of the Agreement LICENSEE uses the Licensed Technology for more than five hundred (500) Gas Generating Units in the RM, the Agreement will become perpetual for the PRC, if LICENSEE does not otherwise breach the Agreement in which case the Agreement may be terminated in accordance with Article V of the Agreement.

2.  Section (7) of Amendment No. 1 is hereby amended to read in its entirety as follows:

Efforts LICENSEE is Required to Take: The LICENSEE is required to achieve Gas Generating Units in the People's Republic of China at least fifty (50) new Gas Generating Units during the First Commercial Year (as defined above in this Amendment no. 2) which would result in $1,500,000 of license fees during the First Commercial Year. In addition to termination rights described above, LICENSOR has a legal right to collect such amount notwithstanding LICENSEE's failure to achieve the fifty (50) GGUs during the First Commercial Year. Thereafter, LICENSEE has a legal right to collect license fees only for actual GGUs (as defined in Section 1.1 of the Agreement) and the LICENSOR's only recourse for LICENSEE's failure to achieve the annual minimum number of GGUs after the First Commercial Year of the Agreement is to terminate the license granted in the Agreement. Except for this commitment, the LICENSEE's obligation is to use commercially reasonable efforts to commercialize the Licensed Technology.

3.  Section (__) of

4.  Except as specifically amended as described above, the Agreement shall remain unchanged and in full force and effect.

5.  Language and Counterparts. This Agreement is written in both English and Chinese. The English and Chinese versions shall have the equal effect. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

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[SIGNATURE PAGE TO AMENDMENT NO. 2 TO LICENSE AGREEMENT]

LICENSEE: FUTURE FUEL LIMITED	LICENSOR: NEXT FUEL, INC., a Nevada corporation

By: /s) GUO Guangwei	By: /s/ Song Jin
Print Name: GUO Guangwei Title: President Address for Notices: He Sheng Qi Lin She Building 3, Suite 508 Wang Jing Fu Tong West Street Chaoyang District, Beijing, China	Print Name: Song Jin Title: President Address for Notices: 821 Frank Street Sheridan, WY 82801, USA